UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
July 30, 2013

BEL FUSE INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-11676	22-1463699
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (201) 432-0463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[      ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                  [      ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[      ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                  [      ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 30, 2013, the Board of Directors (the “Board”) of Bel Fuse Inc. (the “Company”), upon the recommendation of the Nominating Committee of the Board, elected Norman Yeung, 59, to serve as a director of the Company.  Mr. Yeung’s election to the Board is effective July 30, 2013. Mr. Yeung was appointed to the class of directors whose terms expire at the 2014 annual meeting of shareholders.  Accordingly, it is anticipated that Mr. Yeung will stand for election for a three year term at the 2014 annual meeting. Mr. Yeung has not been appointed to any board committees, and there are no current plans for him to serve on any of such committees. There is no arrangement or understanding between Mr. Yeung and any other person pursuant to which Mr. Yeung was selected as a director of the Company. Mr. Yeung does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a party. Mr. Yeung fills a newly created vacancy on the Board and increases the size of the Board to nine members.

Mr. Yeung is the recently retired CEO of YEL Electronics Hong Kong Ltd., an electronic components distributor in China which he founded in 1992 and built into a US$300 million company.  YEL Electronics was acquired in 2008 by NYSE-listed Avnet, one of the world's largest distributors of electronic components, computer products and technology services and solutions.

Mr. Yeung was formerly a board member and Corporate Vice President at AVX Corporation, also an NYSE-listed electronic components company. Mr. Yeung founded AVX subsidiary AVX Asia Ltd., and managed its growth into a US$200 million business.

Mr. Yeung holds a BSEE degree from UCLA.

On July 30, 2013, the Company issued a press release announcing Mr. Yeung’s appointment to the Board. A copy of the press release is included with this Form 8-K as Exhibit 99.1.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

As described in Item 5.02 of this Report, the following Exhibit is furnished as part of this Current Report on Form 8-K:

99.1    Press Release of Bel Fuse Inc. dated July 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2013	BEL FUSE INC.
(Registrant)

By:	/s/ Daniel Bernstein
Daniel Bernstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Bel Fuse Inc. dated July 30, 2013.